ChampionX Corporation Announces Appointment of Elaine Pickle and Carlos Fierro to Board of Directors; Stephen Wagner Will Retire
THE WOODLANDS, Texas, February 15, 2023 – ChampionX Corporation (Nasdaq: CHX), a global leader in chemistry programs and services, artificial lift solutions, emissions technologies, automation and optimization equipment, and drilling technologies for the upstream and midstream oil and gas industry, today announced it has appointed Elaine Pickle and Carlos Fierro to the Company’s Board of Directors (the “Board”).
Additionally, Stephen K. Wagner, a member of the Board since 2018, has decided to retire pursuant to the Company’s Corporate Governance Guidelines and not stand for re-election to the Board of Directors at the 2023 Annual Meeting of Shareholders.
“Steve has made an enormous contribution to ChampionX over the past five years,” said Daniel W. Rabun, Chairman of the Board. “His insights, global experience and keen judgment have proved invaluable to us during a period of great change and opportunity for the Company. We will miss him as a member of our Board and wish him and his family every joy in his retirement.”
“Steve has played an instrumental role in our Board of Directors since our spin and helped guide our growth and transformation. I have personally benefited from his experience and insights. I am deeply grateful for the significant contributions he has made to our company,” Sivasankaran “Soma” Somasundaram, President and CEO said.
“I am delighted to welcome Elaine and Carlos to the ChampionX Board of Directors. Elaine is well-suited to advise the Board on oversight of financial, accounting, auditing, and corporate governance matters, as well as utilizing her global industry experience to provide ESG, strategy development and risk assessment and management oversight. Given Carlos’ prior Board service with energy companies, he offers significant expertise for our Board on leadership, strategic planning, international, corporate governance, risk assessment and management and industry perspectives.”
“They are both highly qualified individuals, and their experience and guidance will be invaluable to ChampionX as we grow our business and pursue our purpose of ‘Improving Lives’ by unlocking energy for our customers.”
Ms. Pickle and Mr. Fierro will both serve on the Audit Committee of the Board. Their appointments expand the Company’s Board to 10 members until the Annual Meeting. Nine of the Board’s members are independent.

About Elaine Pickle
Elaine Pickle brings over three decades of audit experience in public accounting with an emphasis on the energy industry, including upstream, midstream and energy service companies. Ms. Pickle was a senior audit partner at Ernst & Young LLP (“EY”) until her retirement in 2021.
Ms. Pickle’s extensive financial experience and broad understanding and perspective of the energy industry provides valuable expertise and insights to the Board.
She started with EY in 1986 and served as a National Professional Practice Partner from 2014 to 2018. She is a certified public accountant and member of the American Institute of Certified Public Accountants.

Ms. Pickle has served on the Board of Directors of DT Midstream, Inc. since 2021 where she is the Chair of the Audit Committee and is a member of the Finance Committee and the Corporate Governance Committee. She has served on the board and development committee of Theatre Under the Stars since 2018. She earned her Bachelor of Business Administration in accounting, summa cum laude, from Texas Tech University in 1986. Ms. Pickle is NACD Directorship Certified® and completed the Northwestern University Kellogg School of Management Executive Leadership Program and EY Inclusiveness Leadership Program.
About Carlos Fierro
Carlos Fierro is an experienced investment banker and former attorney with more than 35 years of experience in the natural resources sector, including exploration and production, midstream, refining and marketing, oilfield services, chemicals, and mining. Mr. Fierro is currently a Senior Advisor to Guggenheim Securities, a division of Guggenheim Partners, with a focus on the energy sector, a position he has held since 2016.
Mr. Fierro’s extensive experience in the energy industry brings a unique and valuable perspective to the Board through his involvement in numerous merger, acquisition, divestiture, restructuring, and joint venture transactions.
He spent five years as a Managing Director and Global Head of the Natural Resources Group of Barclays, which encompasses Barclays’ oil and gas, chemicals and metals and mining businesses. He also spent 11 years at Lehman Brothers, where his last role was as the Global Head of the Natural Resources Group. Before joining Lehman Brothers, Mr. Fierro was a transactional lawyer with Baker Botts L.L.P., where he practiced corporate, M&A and securities law.
He previously served on the Board of Directors of Shell Midstream Partners, L.P. and Athabasca Oil Corporation, and currently serves on the advisory board for Greenbelt Capital Partners. Mr. Fierro holds a B.A. from the University of Notre Dame and a J.D. from Harvard University.

About ChampionX
ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX's expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.championx.com.

Investor Contact:
Byron Pope – byron.pope@championx.com – 281-602-0094

Media Contact
John Breed – john.breed@championx.com – 281-403-5751